Exhibit (d)(13)

October 31, 2013

CONFIDENTIAL

Valeant Pharmaceuticals International, Inc.

4787 Levy Street

Montreal, Quebec H4R 2P9

Attention: Robert R. Chai-Onn

Re:	Extension of Confidentiality Agreement

Dear Mr. Chai-Onn:

Reference is made to that certain Confidentiality Agreement (the “Agreement”) entered into as of July 7, 2012 (the “Effective Date”) between Solta Medical, Inc., a Delaware corporation (“SMI”), and Valeant Pharmaceuticals International, Inc., a Canadian corporation (“VPII” and, together with SMI, the “Parties”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

In order to facilitate the consideration and negotiation of one or more possible negotiated Transactions, the Parties hereby agree to the following: (i) the Agreement shall continue in full force and effect for a period of twenty four (24) months from the Effective Date such that any Confidential Information provided between the Parties through July 7, 2014 shall be subject to the Agreement and treated as Confidential Information thereunder; and (ii) the Standstill Period shall be extended until twenty four (24) months from the Effective Date. Notwithstanding anything to the contrary in this letter, the obligations imposed by Sections 1, 4, 5 and 9 through 13 of the Agreement shall continue for a period of three years from the original effective date of the Agreement (consistent with the initial Agreement).

Additionally, the Parties hereby agree that Exhibit A (Provider Contact information) is hereby revised; to include on behalf of SMI, and in lieu of Stephen J. Fanning, to a following person:

Mark Sieczkarek, Chairman and Interim President and Chief Executive Officer

msieczkarek@solta.com

(510) 259-5287 (office);

and to include on behalf of VPII, and in lieu of Hemanth Varghese, to a following person:

Andrew Davis, Vice President, Corporate Development

andrew.davis@valeant.com

(908) 927-1895 (office)

Please confirm your agreement with the foregoing by signing and returning one copy to the undersigned, whereupon this amendment to the Agreement shall become binding.

Very truly yours,

Solta Medical, Inc.

By:	/s/ Mark Sieczkarek
Name:	Mark Sieczkarek
Title:	Interim President and CEO

ACCEPTED AND AGREED:

(as of the date first written above)

Valeant Pharmaceuticals International, Inc.

By:	/s/ Robert R. Chai-Onn
Name:	Robert R. Chai-Onn
Title:	Executive Vice President, General Counsel, Corporate Secretary and Corporate Business Development

2